UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Harris & Harris Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2011

To the Shareholders of Harris & Harris Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Harris & Harris Group, Inc. (the “Company”) will be held on May 5, 2011, at 4:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square (between 42nd and 43rd Streets), New York, New York 10036.  This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction.  It has called this meeting for the following purposes:

1.	To elect nine directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2011;

3.	To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein;

4.	To vote on the frequency of shareholder votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We encourage you to contact us at 877-846-9832, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

Holders of record of the Company's common stock as of the close of business on March 16, 2011, will be entitled to vote at the meeting.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting.  Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

By Order of the Board of Directors,

March 31, 2011
New York, New York	Sandra M. Forman
Corporate Secretary

IMPORTANT:  PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.  THE MEETING DATE IS MAY 5, 2011.

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Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, New York  10018
(212) 582-0900

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2011

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Harris & Harris Group, Inc. (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming 2011 annual meeting of shareholders (the “Annual Meeting”), which will be held on Thursday, May 5, 2011, at 4:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square (between 42nd and 43rd Streets), New York, New York 10036, and at any postponements or adjournments thereof.  We are mailing this proxy statement and the accompanying notice and proxy card, along with our Company's Annual Report for the fiscal year ended December 31, 2010, on or about March 31, 2011.

ABOUT THE MEETING

What Is The Purpose of The Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

1.
To elect nine directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified (“Election of Directors Proposal”);

2.
To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2011 (“Ratification of Auditor Proposal”);

3.
To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein (“Advisory Vote on Compensation Proposal”);

4.	To vote on the frequency of shareholder votes on executive compensation (“Frequency of Advisory Votes on Compensation Proposal”); and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled To Vote?

Only shareholders of record at the close of business on the record date, March 16, 2011, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting.  As of the record date, the Company had 30,941,139 shares of common stock outstanding.  If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee that you present at the Annual Meeting.

How Is A Quorum Determined?

Approval of any of the matters submitted for shareholder approval requires that a quorum be present.  Our Bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker “non-votes” will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner or other persons entitled to vote.

How Can I Vote?

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares).  If you properly sign and date the accompanying proxy card and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified.  If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice.  If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion.

What Does It Mean If I Receive More Than One Proxy Card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What Is Required To Approve Each Proposal?

Election of Directors.  For the Election of Directors Proposal, the directors will be elected by a plurality of the votes cast (that is, the nine nominees who receive more affirmative votes than any other nominees will be elected).

Ratification of Auditor.  For the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor.

Advisory Vote on Executive Compensation.  For approving, on an advisory basis, the Advisory Vote on Compensation Proposal, the proposal will be approved if a majority of the votes cast are cast in favor.  Although the vote is non-binding on the Company, the Board of Directors will consider the outcome of the vote when making future compensation decisions.

Frequency of Vote on Executive Compensation.  For approving, on an advisory basis, the Frequency of Advisory Votes on Compensation Proposal, shareholders will have four voting options:  (1) three years (2) two years, (3) one year or (4) abstain.  The proposal will be approved by a plurality of the votes cast (i.e., the option with the most votes will be the advisory vote of shareholders).  Although the vote is non-binding on the Company, the Board of Directors will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

Other Matters.  All other matters being submitted to a shareholder vote pursuant to the Notice of Annual Meeting will be approved if a majority of the votes cast on a particular matter are cast in favor of that matter.

What Happens If I Abstain?

For purposes of the Ratification of Auditor Proposal, the Advisory Vote on Compensation Proposal, the Frequency of Advisory Votes on Compensation Proposal and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no affect on the result of the vote.  A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.  If your broker holds your shares in its “street” name, the broker may not vote your shares on the Election of Directors Proposal.

What Happens If A Quorum Is Not Present At The Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, either with or without the vote of shareholders.  If we propose to have the shareholders vote whether to adjourn the meeting, the proxy holders will vote all shares for which they have authority in favor of the adjournment.  We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies.  An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Who Will Bear The Costs Of This Solicitation?

Proxies are being solicited by Innisfree M&A Incorporated, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $7,500 plus out-of-pocket expenses.  We will pay the cost of this solicitation of proxies by mail.  Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation.  We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses.  It is estimated that those costs will be approximately $45,000.

May I Revoke My Vote?

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Corporate Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date.

How Many Shares Do the Company’s Principal Shareholders, Directors and Executive Officers Own?

Set forth below is information, as of March 16, 2011, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers (as defined below) and (iv) all of our directors and executive officers as a group.  Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners.  None of the shares owned by directors or officers have been pledged.  Some of the information in the table below is from publicly available information that may be as of dates earlier than March 16, 2011.  At this time, we are unaware of any shareholder owning five percent or more of the outstanding shares of common stock other than the estate of Charles E. Harris.  Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Common Shares Owned(2)

Independent Directors:
W. Dillaway Ayres, Jr.	17,567		*
Dr. C. Wayne Bardin	38,146		*
Dr. Phillip A. Bauman	46,535	(3)	*
G. Morgan Browne	40,000		*
Dugald A. Fletcher	40,011		*
Lucio L. Lanza	0		*
Charles E. Ramsey	51,780		*
James E. Roberts	39,120		*
Richard P. Shanley	23,166		*

Interested Directors:
Douglas W. Jamison	357,350	(4)	1.1
Lori D. Pressman	18,895		*

Named Executive Officers:
Alexei A. Andreev	282,359	(5)	*
Sandra M. Forman	189,790	(6)	*
Michael A. Janse	244,554	(7)	*
Daniel B. Wolfe	297,487	(8)	*

All directors and executive officers as a group (17 persons)	1,833,700	(9)	5.7

Five Percent Shareholders: The Estate of Charles E. Harris c/o Lawrence B. Thompson, Esq. Emmet, Marvin & Martin, LLP 120 Broadway New York, NY 10271	1,736,515	(10)	5.4
________________
*	Less than 1 percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”).

(2)
The percentage of ownership is based on 30,941,139 shares of common stock outstanding as of March 16, 2011, together with the exercisable options for such shareholder, as applicable.  In computing the percentage ownership of a shareholder, shares that can be acquired upon the exercise of outstanding options are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman's wife; 100 shares owned by Milbry Polk-Bauman, Dr. Bauman’s daughter; and 100 shares owned by Mary Polk-Bauman, Dr. Bauman's daughter.  Ms. Milbry C. Polk is the custodian for Mary Polk-Bauman’s account.

(4)	Includes 44,628 shares and 312,722 shares that can be acquired upon the exercise of outstanding options.

(5)	Includes 14,041 shares and 268,318 shares that can be acquired upon the exercise of outstanding options.

(6)
Includes 13,814 shares, 250 shares owned by Mr. Edward B. Forman, Ms. Forman's husband, 1,000 shares owned by a trust in which Ms. Forman has investment authority, but no voting authority and 174,726 shares that can be acquired upon the exercise of outstanding options.

(7)	Amount represents 2,531 shares and 242,023 shares that can be acquired upon the exercise of outstanding options.

(8)	Includes 26,052 shares and 271,435 shares that can be acquired upon the exercise of outstanding options.

(9)	Includes 421,018 shares and 1,412,682 shares that can be acquired upon the exercise of outstanding options.

(10)	Pursuant to a 13D/A filed on February 22, 2010, includes 608,254 shares and 1,128,261 shares that can be acquired upon the exercise of outstanding options.

Set forth below is the dollar range of equity securities beneficially owned by each director and nominee as of March 16, 2011.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)

Independent Directors
W. Dillaway Ayres, Jr.	$50,001 - $100,000
Dr. C. Wayne Bardin	Over $100,000
Dr. Phillip A. Bauman	Over $100,000
G. Morgan Browne	Over $100,000
Dugald A. Fletcher Lucio A. Lanza	Over $100,000 None
Charles E. Ramsey	Over $100,000
James E. Roberts	Over $100,000
Richard P. Shanley	Over $100,000

Interested Directors
Douglas W. Jamison(4)	Over $100,000
Lori D. Pressman(5)	$50,001 - $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) under the 1934 Act.
(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.
(3)	The dollar ranges are based on the price of the equity securities as of March 16, 2011.
(4)	Denotes an individual who is an “interested person” as defined in the Investment Company Act of 1940 (the “1940 Act”).
(5)	Denotes an individual who may be considered an “interested person” because of consulting work performed for us.

ELECTION OF DIRECTORS

(Proposal No. 1)

The nine nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified.  All nominees currently serve as directors.  Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

Nominees

Certain information, as of March 16, 2011, with respect to each of the nine nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience and skills, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.  All of the nominees have agreed to serve if elected and consent to being referred to in this Proxy Statement.  The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors.  Interested directors are “interested persons” as defined in the 1940 Act or persons who may be considered “interested persons” because of consulting work done for us.  We do not have an advisory board.

Interested Directors

Douglas W. Jamison.  Mr. Jamison, age 41, has served as Chairman and Chief Executive Officer since January 2009, as President and as Chief Operating Officer from January 2005 through December 2008, as Treasurer from March 2005 to May 2008, as a Managing Director since January 2004, as Chief Financial Officer from January 2005 through December 2007 and as Vice President from September 2002 through December 2004.  He has been a member of our Board of Directors since May 2007.  Since January 2009, he has served as Chairman and Chief Executive Officer of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company; since January 2005, he has served as a Director; and from January 2005 to December 2008 he served as President.  Mr. Jamison is a director of Ancora Pharmaceuticals, Inc. and Innovalight, Inc., privately held nanotechnology-enabled companies in which we have investments.  He is a board observer of ABS Materials, Inc., Mersana Therapeutics, Inc., Metabolon, Inc., Nextreme Thermal Solutions, Inc., and Solazyme, Inc., privately held nanotechnology-enabled companies in which we have investments.  He is Co-Editor-in-Chief of “Nanotechnology Law & Business.”  He is Co-Chair of the Advisory Board, Converging Technology Bar Association and a member of the University of Pennsylvania Nano-Bio Interface Ethics Advisory.  From 1997 to 2002, he worked as a senior technology manager at the University of Utah Technology Transfer Office, where he managed intellectual property in physics, chemistry and the engineering sciences.  He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.).

Areas of Relevant Experience:  Corporate executive, venture capital, intellectual property, technology transfer and start-ups, entrepreneurism, finance and accounting, capital markets and investment banking, valuations, personnel and recruitment, and technology.

Lori D. Pressman.  Ms. Pressman, age 53, has served as a member of our Board of Directors since March 2002.  She has served as a consultant to us on nanotechnology, microsystems, intellectual property and in our due diligence work on certain prospective investments.  She also has acted as an observer for us at Board meetings of certain portfolio companies in the Boston area.  She is a business consultant providing advisory services to start-ups and venture capital companies.  She consults internationally on technology transfer practices and metrics for non-profit and government organizations.  She was graduated from the Massachusetts Institute of Technology (S.B., Physics) and the Columbia School of Engineering (MSEE).  She may be considered to be an “interested person” of the Company because of consulting work she does for us.

Areas of Relevant Experience:  Intellectual property strategy and law, technology transfer and start-ups, technology, venture capital, valuations, and entrepreneurism.

Independent Directors

W. Dillaway Ayres, Jr.  Mr. Ayres, age 60, has served as a member of our Board of Directors since November 2006.  He has served as the Chief Operating Officer of Cold Spring Harbor Laboratory, a research and educational institution in the biological sciences, since November 2000.  Prior to joining Cold Spring Harbor Laboratory in 1998, Mr. Ayres had a 20-year business career during which he worked as a corporate executive at Union Carbide, American Express and American Broadcasting Corporation.  He has also been an investment banker and an entrepreneur at a venture capital-backed internet company.  He also served for five years at Veronis Suhler & Associates, a private equity firm.  He was graduated from Princeton University (A.B., English) and from the Columbia University Graduate School of Business (M.B.A., Finance).

Areas of Relevant Experience:  Capital markets and investment banking, risk management, finance and accounting, valuations, personnel and recruitment, technology transfer and start-ups, venture capital, entrepreneurism, and corporate executive.

           Dr. Phillip A. Bauman.  Dr. Bauman, age 55, has served as a member of our Board of Directors since February 1998.  Since 1999, he has been Senior Attending of Orthopaedic Surgery at St. Luke's/Roosevelt Hospital Center in Manhattan, and since 2000, he has served as an elected member of the Executive Committee of the Medical Board of St. Luke's/Roosevelt Hospital.  He is a founding member and has been on the Board of Managers for the Hudson Crossing Surgery Center since 2005.  Since 1997, he has been Assistant Professor of Orthopaedic Surgery at Columbia University.  Since 1994, he has been Vice President of Orthopaedic Associates of New York.  He has consulted for Skyline Venture Partners, a venture capital firm specializing in healthcare companies.  He is an active member of the American Academy of Orthopaedic Surgeons, the American Orthopaedic Society for Sports Medicine, the American Orthopaedic Foot and Ankle Society, the New York State Society of Orthopaedic Surgeons, the New York State Medical Society and the American Medical Association.  He was graduated from Harvard College (A.B.), Harvard University (A.M., Biology) and the College of Physicians and Surgeons at Columbia University (M.D.).

Areas of Relevant Experience:  Healthcare and technology, venture capital, technology transfer and start-ups, risk management, valuations, entrepreneurism, compliance, personnel and recruitment, and corporate executive.

Dugald A. Fletcher.  Mr. Fletcher, age 81, has served as Lead Independent Director since November 2006.  Since 1996, he has served as a member of our Board of Directors.  Since 1984, he has served as President of Fletcher & Company, Inc., a management consulting firm.  He is currently a Trustee of the Gabelli Growth Fund and a Director of the Gabelli Convertible and Income Securities Fund, Inc.  Previously, he has served as a director and/or an executive officer for many financial services firms, including Baker Weeks & Co., Booz Allen Acquisition Services, Booz Allen and Hamilton, Paine Webber and three leveraged buyout firms.  He was graduated from Harvard College (A.B.) and Harvard Business School (M.B.A.).

Areas of Relevant Experience:  Compliance, risk management, 1940 Act/regulation, finance and accounting, capital markets and investment banking, valuations, venture capital, turnarounds, and corporate executive.

Lucio A. Lanza. Mr. Lanza, age 66, has served as a member of our Board of Directors since August 2010.  He was recommended for service on our Board of Directors by our Chief Executive Officer.  He is the Managing Director of Lanza techVentures, an early-stage venture capital and investment firm, which he founded in January 2001.  Since 2008, he has been a General Partner and the Chief Technology Strategist of Radnorwood Capital, LLC, an investor in public technology companies.  Previously, he was a General Partner of US Venture Partners, a venture capital firm.  Throughout his career, he has held senior level and strategic positions at Cadence Design Systems, Inc., EDA Systems, Inc., Daisy Systems, Corp., Intel Corp., Olivetti Corporation and as a non-executive director of ARM Holdings plc.  He is Chairman and a Director of PDF Solutions, a public company in the semiconductor yield management business, and a Director of several privately held companies:  Extreme DA, Forte DS, Critical Blue, Gradient DA, Jasper DA, ChipPath Design Systems and Sigmatix, all software companies.  He was graduated from Politecnico of Milano with a doctorate in electronic engineering.

Areas of Relevant Experience: Venture capital, valuations, capital markets and investment banking, technology, semiconductors, technology transfer and start-ups , finance and accounting, entrepreneurism, and corporate executive.

Charles E. Ramsey.  Mr. Ramsey, age 68, has served as a member of our Board of Directors since October 2002.  Since 1997, he has been a consultant in the area of human resources and venture capital.  He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital.  He is a member of the board of directors and Chairman Emeritus of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua.  As Chairman Emeritus, he serves on the Executive, Personnel and Administration and Fund Development Committees.  He was graduated from Wittenberg University (B.A.).

Areas of Relevant Experience:  Personnel and recruitment, venture capital, corporate executive, technology transfer and start-ups, entrepreneurism, valuations, and technology.

James E. Roberts.  Mr. Roberts, age 65, has served as a member of our Board of Directors since June 1995.  Since October 2009, he has been Managing Vice President Corporate Underwriting with Tower Group, Inc.  Prior to joining Tower Group, Mr. Roberts was employed by AequiCap Group from January 2006 to October 2009, serving as President of AequiCap Insurance Company from January 2006 to October 2009, and as President of AequiCap Program Administrators from September 2007 to October 2009.  He was graduated from Cornell University (A.B.).

In late February 2011, AequiCap Insurance Company made a voluntary filing for rehabilitation with the Florida Office of Insurance Regulation.  On February 28 , 2011, a consent order appointing the Florida Department of Financial Services (“FDS”) as receiver for AequiCap Insurance Company was approved, and on March 7, 2011, an order appointing the FDS as receiver for purpose of liquidation was approved.

Areas of Relevant Experience:  Risk management, compliance, valuations, finance and accounting, corporate executive, and venture capital.

Richard P. Shanley.  Mr. Shanley, age 64, has served as a member of our Board of Directors since March 2007.  From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP.  During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings.  He served as lead audit partner primarily for biotech, pharmaceutical and high-tech companies, including companies enabled by nanotechnology.  He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance.  He is Chairman of the board of directors of Redpoint Bio Corporation, a publicly held biotechnology company.  He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  He is currently serving his fifth term on the New York State Society of CPA's Professional Ethics Committee and as of June 2009 is chairing that committee.  He is a licensed Certified Public Accountant in New York.  He was graduated from Fordham University (B.S.) and Long Island University (M.B.A. in Accounting).

Areas of Relevant Experience:  Finance and accounting, valuations, compliance, risk management, venture capital and entrepreneurism.

Board of Directors and Committees

In 2010, there were four meetings of the Board of Directors of the Company, and the full Board acted seven times by unanimous written consent.  During 2010, no director attended fewer than 75 percent of the total Board of Directors' meetings and applicable committee meetings on which each director served.

Our policy is that our directors are encouraged to attend annual meetings of shareholders.  In 2010, all but one of the Company's directors attended the annual meeting of shareholders.

Board Leadership Structure

The Board of Directors does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer.  The Board believes it should be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time.  Mr. Jamison, the current Chairman of the Board and Chief Executive Officer, is an “interested person” of the Company (as defined in Section 2(a)(19) of the 1940 Act).  At present, the Board of Directors believes that Mr. Jamison’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its shareholders.  Mr. Jamison possesses detailed and in-depth knowledge of the day-to-day and overall issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, and portfolio companies.  The Board of Directors also believes that combining the Chairman of the Board and Chief Executive Officer roles is appropriate given our current asset size, bearing in mind the goal of keeping costs as low as possible.

The Board members also believe that the Lead Independent Director plays an important role and fulfills most of the benefits to the Company of having an independent Chairman without the full expense of hiring an independent Chairman.  The Lead Independent Director’s duties include acting as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, providing the Chairman with input regarding agenda items for Board and Committee meetings, coordinating with the Chairman to provide information to the independent directors regarding their duties, coordinating the activities of the Independent Directors, including performing the role of Chairman of the Independent Directors Committee, coordinating the agenda for and moderating sessions of the Board's Independent Directors and other non-employee directors, and facilitating communications between the other members of the Board, between the Board and senior management, and between the Chief Compliance Officer and the Board.  The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

In addition, most of the Directors, other than Mr. Jamison and Ms. Pressman, are independent, and the Board believes that the Independent Directors provide effective oversight of management.  Moreover, in addition to feedback provided during the course of Board meetings, the Independent Directors have regular executive sessions.  Also, the Independent Directors serve as the chairperson for all Board Committees (other than the Executive Committee) and meet on a quarterly basis in executive session with the Chief Compliance Officer.

Board’s Role in Risk Oversight

The Board as a whole, under the direction of the Lead Independent Director, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board.  The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and the controls that management uses to mitigate those risks.  Members of the senior management team meet annually to review the current risks for the Company’s business, and to ensure that the compliance policies and procedures are revised along with changes to the current risks.  The risks and the amended policies and procedures are presented to the Board of Directors for their input and approval at least annually.  In addition, members of the senior management team meet quarterly to review strategic risks, and report to the Board about these discussions as appropriate.

Additionally, the Board Committees assist the full Board in risk assessment.  The Independent Directors Committee meets regularly in executive session, with and without the Chief Compliance Officer, and oversees compliance and strategic risks of the Company.  It also oversees the compliance policies and procedures of the Company and its service providers.  The Audit Committee oversees compliance by the Company with legal and regulatory requirements.   Specifically, the Audit Committee discusses with the Company’s management and independent registered public accountants the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks.  The Audit Committee Chairman meets independently with the registered public accountants and the other outside accounting firms.  The Compensation Committee reviews risks related to compensation policies and procedures.  The Nominating Committee considers risk assessment skills when considering nominees for the Board of Directors.  The Board has appointed all independent members of the Board to the Valuation Committee to have oversight of valuation risk.

Communications with the Board of Directors

Shareholders and other interested parties may contact the Board, Dugald A. Fletcher, our Lead Independent Director, or any member of the Board by mail.  To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title.  All such correspondence should be sent c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018.  Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

Board Committees

The Company's Board of Directors currently has six committees comprised of the following members in 2010, all of whom except Mr. Jamison are independent under the rules of the Nasdaq Global Market and “not interested” directors for the purposes of the 1940 Act:

Executive	Audit	Compensation

Douglas W. Jamison(1)	Richard P. Shanley(1)	James E. Roberts(1)
W. Dillaway Ayres Dr. C. Wayne Bardin	W. Dillaway Ayres G. Morgan Browne	W. Dillaway Ayres Dr. Phillip A. Bauman
Dugald A. Fletcher	Dugald A. Fletcher	Dugald A. Fletcher
Charles E. Ramsey	James E. Roberts	Richard P. Shanley
Nominating	Valuation	Independent Directors

Charles E. Ramsey(1)	G. Morgan Browne(1)	Dugald A. Fletcher(1)
Dr. C. Wayne Bardin	W. Dillaway Ayres	W. Dillaway Ayres
Dr. Phillip A. Bauman	Dr. C. Wayne Bardin	Dr. C. Wayne Bardin
G. Morgan Browne	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
	Dugald A. Fletcher Lucio L. Lanza	G. Morgan Browne Lucio L. Lanza
	Charles E. Ramsey	Charles E. Ramsey
	James E. Roberts	James E. Roberts
	Richard P. Shanley	Richard P. Shanley

(1)      Denotes the Chairman of the Committee.

Executive Committee.  The Executive Committee may meet from time to time between regular meetings of the Board of Directors for strategic planning and to exercise the authority of the Board to the extent provided by law.  The Executive Committee met twice and did not act by unanimous written consent in 2010.

Audit Committee.  The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions; (ii) monitors the independence and performance of our independent registered public accountants; (iii) provides a means for open communication among our independent registered public accountants, financial and senior management, and the Board; and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board of Directors.  A current copy of the Audit Committee Charter of the Company is available on our website (http://www.hhvc.com/governance.cfm).  The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee.  The Audit Committee met four times and did not act by unanimous written consent in 2010.  The Audit Committee has selected, and a majority of the Board of Directors has ratified, PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to shareholder approval.

Audit Committee's Pre-Approval Policies

In 2010, the Audit Committee of the Company has pre-approved all audit and non-audit services provided by PwC to us.  The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

The Audit Committee has determined that the provision of non-audit services that were provided during 2010 is compatible with maintaining PwC's independence in performing audit services for the Company.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee of the Company has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors' independence, and (iv) based on the review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

Respectfully,

Members of the Audit Committee

Richard P. Shanley (Chairman)
W. Dillaway Ayres
G. Morgan Browne
Dugald A. Fletcher
James E. Roberts

Compensation Committee.  The Compensation Committee of the Board (the “Committee”) annually reviews and approves corporate goals and objectives relevant to total compensation -- that is, changes in components of total compensation, including base salary, bonus and equity incentive plan compensation -- of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation.  The Committee is composed entirely of Independent Directors, as defined in the 1940 Act and under the NASDAQ listing standards.  Each of the Committee members is also a “non-employee director” as defined in Section 16 of the 1934 Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).  The Committee also annually reviews benefits for all employees.  The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis (“CD&A”) beginning on page 22.  The Committee met four times and acted by unanimous written consent once in 2010.

The Company's full Board ultimately makes the final decisions regarding the Chief Compliance Officer's compensation as required by Rule 38a-1 under the 1940 Act and also approves grants under the Equity Incentive Plan made by the Committee for all employees.

The Compensation Committee Charter is available on the Company's website (http://www. hhvc.com/governance.cfm).

Role of Compensation Consultant

In 2010, the Committee again engaged Johnson Associates to advise it on relevant executive pay and related issues.  Mr. Roberts, the Chairman of the Committee, with the assistance of Ms. Forman, in her role as Director of Human Resources, provided information to Johnson Associates regarding the role of each employee, our perceived competition and the Committee's goals with respect to compensation in general.  Mr. Jamison, our Chief Executive Officer, also participated in conversations with Johnson Associates regarding overall compensation.  During 2010, Johnson Associates assisted the Committee by:

•
Reviewing the Company's cash compensation and competitive market data with respect to private venture capital firms, asset management firms, public companies with similar market capitalizations and compliance professionals;

•	Updating the Committee on regulatory matters; and

•	Reviewing the CD&A.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation on the Committee in 2010.

All members of the Committee are independent directors and none of the members are present or past employees of the Company.  No member of the Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the 1934 Act; or (ii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Compensation Committee Report on Executive Compensation

Our Compensation Committee presents the following report:

The Committee has reviewed and discussed the CD&A with management and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

James E. Roberts (Chairman)
W. Dillaway Ayres
Dr. Phillip A. Bauman
Dugald A. Fletcher
Richard P. Shanley

Nominating Committee. The Nominating Committee acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders.  The Nominating Committee met once and did not act by unanimous written consent in 2010.

The Nominating Committee annually reviews the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole.  This assessment includes a consideration of independence, potential conflicts of interest, diversity, age, skills, including risk assessment skills and specific past experience or particular expertise that would be useful to the Company, and industry backgrounds and knowledge in the context of the needs of the Board and the Company.  The Nominating Committee also considers the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner.  Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation in meetings.  In particular, the Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (skills, industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Board of Directors believes that director nominees should not be chosen nor excluded solely or largely because of age, race, color, gender, national origin or sexual orientation or identity.  Most important, the Board of Directors believes that diversity of experience is an important factor to consider when evaluating nominees because of the breadth of our business as a publicly traded, venture capital firm, operating as a business development company in many different industries relating to nanotechnology.

The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder.  The Nominating Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, by reviewing the considerations described above and past contributions to the Board.

The Nominating Committee will consider director candidates recommended by shareholders.  In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate.  The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.  To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•
The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating Committee, a completed and signed directors’ questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Corporate Secretary, c/o Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting.

Preliminary interviews of director candidates may be conducted by the Chairman of the Nominating Committee or, at his request, any other member of the Nominating Committee or Board, the Lead Independent Director and the Chairman of the Board.  Background material pertaining to director candidates is distributed to the members of the Nominating Committee for their review.  Director candidates who the Nominating Committee determines merit further consideration are interviewed by the Chairman of the Nominating Committee and such other Nominating Committee members, directors and key senior management personnel as determined by the Chairman of the Nominating Committee.  The results of these interviews are considered by the Nominating Committee in its deliberations.  We do not currently pay any third party a fee to assist in the process of identifying and evaluating candidates.

The Nominating Committee operates pursuant to a written charter approved by our Board of Directors.  The Nominating Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee.  The Nominating Committee Charter is available on our website (http://www. hhvc.com/governance.cfm).

Valuation Committee. The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes pursuant to our Valuation Procedures that were established and approved by the Board of Directors.  The Valuation Committee met four times and did not act by unanimous written consent in 2010.

Independent Directors Committee. The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board of Directors, overseeing compliance and making the required determinations pursuant to the 1940 Act.  All of the Independent Directors are members of the committee.  The Independent Directors Committee met four times and did not act by unanimous written consent in 2010.

Executive Officers

Our executive officers who are not nominees for directors are set forth below.  Information relating to our executive officers who are nominees for directors is set forth under “Election of Directors – Nominees.”  Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Daniel B. Wolfe.  Mr. Wolfe, age 34, has served as President and Chief Operating Officer since January 2009, as Chief Financial Officer and as a Managing Director since January 2008 and as Treasurer since May 2008.  He served as Principal from January 2007 to January 2008, as Senior Associate from January 2006 to January 2007, and as Vice President from July 2004 to January 2008.  Since January 2009, he has served as President of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company; and since October 2008, he has served as a Director.  He is a Director and Secretary of Enumeral Biomedical Corp., and a Director of Laser Light Engines, Inc., Nextreme Thermal Solutions, Inc. and SiOnyx, Inc., privately held nanotechnology-enabled companies in which we have investments.  Prior to joining us, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004).  He was graduated from Rice University (B.A., Chemistry), where his honors included the Zevi and Bertha Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was a NSF Predoctoral Fellow.

At our request, Mr. Wolfe was interim Chief Executive Officer of Evolved Nanomaterial Sciences, Inc. (“ENS”), one of our portfolio companies, from July 1, 2007, to September 28, 2007.  ENS filed for Chapter 7 bankruptcy on September 30, 2007.

Alexei A. Andreev.  Mr. Andreev, age 39, has served as an Executive Vice President and as a Managing Director since March 2005.  From 2002 to March 2005, he was an Associate with Draper Fisher Jurvetson, a venture capital firm.  He is a Director of Adesto Technologies, Corp., D-Wave Systems, Inc. and Xradia, Inc., privately held nanotechnology-enabled companies in which we have an investment.  He is a board observer of BridgeLux, Inc., Contour Energy Systems, Inc., Cambrios Technology Corporation, Kovio, Inc., Molecular Imprints, and PolyRemedy, Inc., privately held nanotechnology-enabled companies in which we have investments.  Prior to its initial public offering (“IPO”), he was a board observer of NeoPhotonics Corp., a publicly traded nanotechnology-enabled company in which we have an investment.  He was graduated with honors in Engineering/Material Sciences (B.S.), in Solid State Physics (Ph.D.) from Moscow Steel and Alloys Institute and from Stanford Graduate School of Business (M.B.A.).

Michael A. Janse.  Mr. Janse, age 42, served as an Executive Vice President and as a Managing Director from April 2007 to December 31, 2010.  From January 2007 to April 2007, he was a Principal with ARCH Venture Partners and was an Associate from June 2002 to January 2007, following earlier roles as an intern and then consultant.  He was graduated from Brigham Young University (B.S., Chemical Engineering) and The University of Chicago (M.B.A.).  Mr. Janse was no longer employed as an executive officer as of January 1, 2011.

Sandra Matrick Forman, Esq.  Ms. Forman, age 45, has served as General Counsel, as Chief Compliance Officer and as Director of Human Resources since August 2004, and as our Corporate Secretary since January 1, 2009.  Prior to joining us, she was an Associate at Skadden, Arps, Slate, Meagher & Flom LLP in the Investment Management Group.  She was graduated from New York University (B.A.), where her honors included National Journalism Honor Society, and from the University of California Los Angeles (J.D.), where her honors included Order of the Coif and membership on the Law Review.  She is currently a member of the working group for the National Venture Capital Association model documents.

Misti Ushio.  Ms. Ushio, age 39, has served as a Principal since January 2010, as a Vice President since May 2007 and an Associate from May 2007 to December 2009.  From June 2006 to May 2007, Ms. Ushio was a Technology Licensing Officer at Columbia University.  From May 1996 to May 2006, she was employed by Merck & Co., Inc., most recently as a Senior Research Biochemical Engineer with the Bioprocess R&D group.  She is a member of the Nanotechnology Institute Corporate Advisory Group of Philadelphia, Pennsylvania.  She is a Director of Ancora Pharmaceuticals, Inc. and Treasurer and a Director of Enumeral Biomedical Corp., privately held nanotechnology-enabled companies in which we have investments.  She is a board observer of Crystal IS, Inc., Ensemble Therapeutics, Inc., Mersana Therapeutics, Inc., Siluria Technologies and Tetravitae Bioscience, Inc., privately held nanotechnology-enabled companies in which we have investments.  Prior to its sale to Amgen, Inc., she was a board observer of BioVex Group, Inc., a privately held nanotechnology-enabled company in which we had an investment.  She was graduated from Johns Hopkins University (B.S., Chemical Engineering), Lehigh University (M.S., Chemical Engineering) and University College London (Ph.D., Biochemical Engineering).

Patricia N. Egan. Ms. Egan, age 36, has served as Chief Accounting Officer, as a Vice President and as Senior Controller since June 2005.  From June 2005 to December 2005, from August 2006 to March 2008 and from May 2008 to December 31, 2008, she served as an Assistant Secretary.  Since January 2006, she has served as Treasurer and as Secretary of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of the Company.  From 1996 to 2005, she was employed by PwC, most recently as a Manager in its financial services group.  She was graduated from Georgetown University (B.S., Accounting), where her honors included the Othmar F. Winkler Award for Excellence in Community Service.  She is a Certified Public Accountant.

Mary P. Brady. Ms. Brady, age 49, has served as a Vice President and as Controller since November 2005.  From November 2005 to March, 2008, she served as an Assistant Secretary.  From 2003 through 2005, she served as a senior accountant at Clarendon Insurance Company in its program accounting group.  Prior to that, she was a Senior Associate at PwC in its financial services group.  She was graduated Summa Cum Laude from Lehman College (B.S., Accounting).  She is a Certified Public Accountant.

Related Party Transactions

In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related-party transactions.  Other than these transactions, for the fiscal year ended December 31, 2010, there were no transactions, or proposed transactions, exceeding $120,000 in which the Company was or is a participant in which any related person had or will have a direct or indirect material interest.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented procedures, which are set forth in the Company’s Compliance Manual.  Our Audit Committee must review in advance any “related-party” transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest.  The Board of Directors reviews these procedures on an annual basis.

In addition, the Company’s Code of Conduct for Directors and Employees (“Code of Conduct”), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company.  Pursuant to the Code of Conduct, which is available on our website (http://www.hhvc.com/governance.cfm), each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer.  The Independent Directors Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance.  If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and approved by the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and to furnish the Company with copies of all reports filed.

Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2010 complied with the filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion & Analysis (“CD&A”) describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three most highly paid executive officers (other than the principal executive officer and the principal financial officer) serving as such at the end of 2010 (the “named executive officers”):

•	Douglas W. Jamison, Chairman, Chief Executive Officer and a Managing Director;
•	Daniel B. Wolfe, President, Chief Operating Officer, Chief Financial Officer and a Managing Director;
•	Alexei A. Andreev, Executive Vice President and a Managing Director;
•	Michael A. Janse, Executive Vice President and a Managing Director; and
•	Sandra M. Forman, General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary.

Mr. Janse is included as a named executive officer because he was employed by the Company as of December 31, 2010.  As of January 1, 2011, he resigned his positions with the Company to pursue other opportunities.

This CD&A focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year.  We also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation for the last completed fiscal year.  Pursuant to our Compensation Committee’s written charter, the Committee oversees the design and administration of our executive compensation program.  The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Executive Summary

The Committee seeks to retain employees and also to ensure that in the future, they are compensated competitively when we recognize gains either through the sale of our portfolio companies or through their completion of IPOs.  The Committee believes that retention is especially important for a company of our size (10 permanent employees as of January 1, 2011) and the specialized nature of our business.

In 2010, the main elements of our compensation program were base salary, bonus and the award of long-term stock options with an expiration of five years.  None of the named executive officers received an increase in base salary in 2010.  In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation.  We believe that this strategy has provided management and the Compensation Committee with the greatest flexibility in managing expenses owing to the long-term nature of our venture capital business.  Bonuses in 2010 were paid based on market information provided by the Committee’s independent compensation consultant to bring the named executive officers closer to the 50th percentile range for their peers in total cash compensation.  In 2010, the total bonuses paid to the named executive officers were $210,000 as compared to $230,000 and $300,000, in 2009 and 2008, respectively.

On June 2, 2010, the Compensation Committee cancelled its meetings scheduled previously for the purpose of awarding stock options in 2010, and announced that it will not award stock options for at least one year from the date of the announcement.  This decision was made in furtherance of the Committee’s goal to align employee and shareholder interests in a period of time when there had been no monetization events through IPOs or merger/acquisitions (“M&A”) in our portfolio and our stock price had not stabilized above net asset value per share.  As the Committee plans for potential future stock option grants, it will also consider the balance  between employee retention and its goal to align shareholder and employee interests.  The Committee also announced that it will not award any future options at a price below net asset value per share.

Our named executive officers do not have employment agreements or any special benefits or perquisites that are not available to all employees, nor do they have any deferred compensation plans.  Other than a cost of living adjustment of $3,700, we anticipate that none of the named executive officers, will receive an increase in base salary for 2011.  While the Compensation Committee considers the financial performance of the Company and its portfolio companies when it makes compensation decisions, it is cognizant that based on the nature of making venture capital investments in early-stage companies, most of which are currently privately held, financial performance, including the Company’s stock price, must be considered in the context of the long-term nature of the business.

Compensation Program Objectives and Philosophy

In General. The objectives of the Company’s compensation program are to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving company resources;
•	maintain our leadership position as a venture capital firm specializing in nanotechnology and microsystems; and
•	align management’s interests with shareholders’ interests.

To achieve the above objectives, the Committee designed a total compensation program in 2010 for our named executive officers composed of a base salary, a bonus opportunity and equity awards in the form of stock options granted before the June 2, 2010, suspension announcement.  The Committee believes that the equity component of compensation is a crucial component of our compensation package.  In 2010, stock options were utilized for long-term incentive and to make the Company’s compensation program more competitive, particularly with compensation programs of private partnerships that, unlike the Company, are able to award carried interest currently taxable as long-term gains and to permit co-investments in deals.  Our executive compensation programs and related data are reviewed throughout the year and on an annual basis by the Committee to determine whether the compensation program is providing its intended results.

The Committee believes that retention is especially important for a company of our size and the specialized nature of our business.  Our employees have been selected and trained to support our focus on investment in companies enabled by nanotechnology and microsystems, and the administration necessary to comply with the specialized regulatory environment required of a business development company.  Our nanotechnology focus requires highly specialized scientific knowledge.  There are relatively few individuals who have both such scientific knowledge and venture capital experience.  Additionally, our business development company structure requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime.  Because there are very few business development companies, and because we are among the few that we know of focusing solely on venture capital investments, it could be difficult to find replacements for certain executive, legal and financial positions.

Competitive Market.  For our investment team members, the competition for retention and recruitment is primarily private venture capital firms, hedge funds, asset management firms, venture-backed nanotechnology companies and, to a lesser extent, investment banking firms.  Venture capital funds commonly pay at least 20 percent of the realized profits (including capital gains), or carried interest, of each newly raised fund to the management firm, which awards interests to its partners and employees.  For our legal and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies, including private equity funds, and legal and accounting firms.  The Company does not have a readily identifiable peer group, because most business development companies are not early-stage venture capital companies, and most other early-stage venture capital companies are not publicly traded.  Thus, we do not rely exclusively on the use of peer comparison groups in the design of our compensation program.  As one factor in determining compensation, we utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to the Committee by an independent compensation consultant.

Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our Chief Executive Officer (for compensation other than his own) in the context of the Committee’s compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above.  The Committee also reviews tallies that include each element of compensation for the Chief Executive Officer and the Chief Compliance Officer.  For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act).  None of our employees have employment agreements and they are all “at will” employees.

In 2010, an independent compensation consultant, Johnson Associates, supplied the Committee with market data on all positions.  The information provided for 2010 was for private equity firms, venture capital firms and investment management firms, and was adjusted to reflect compensation for a venture capital firm with $100 – $200 million in assets under management.  Data was also provided for public companies with comparable market capitalizations.  Further data was provided for 1940 Act compliance personnel (collectively, the “Referenced Group”).  The independent consultant did not identify the names of companies included in the Referenced Group.

The Committee considers recommendations from the Chief Executive Officer regarding compensation, along with factors such as individual performance reviews, current and potential impact on Company performance, reputation, skills and experience.  When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company’s status as a 1940 Act company and owing to its nanotechnology specialty.  The Committee also considers the highly specialized nature of certain positions and the multiple roles that individuals play in a company with relatively few employees in determining overall compensation.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our Chief Executive Officer and our General Counsel, each of whom leaves the meeting when his/her compensation is reviewed.

Regulatory Considerations.  The 1940 Act permits internally managed business development companies to either pay out up to 20 percent of net income after taxes calculated on an annual basis through the implementation of a profit-sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of a stock-option plan.  The exercise price of stock options may not be less than the current market value at the date of issuance of the options.

We have applied for exemptive relief from the SEC to permit us to issue restricted stock to employees pursuant to the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the “Stock Plan”) and to permit non-employee directors to participate in the Stock Plan.  Until such time as we receive such exemptive relief and such provisions are approved by shareholders, we will not issue any shares of restricted stock, and our non-employee directors will not participate in the Stock Plan.

The Company has been informed that the SEC has commenced its review of the exemptive application, and we have received and responded to formal written comments.  On May 28, 2010, we filed an amended application.  We expect to receive formal written comments on the amended application.  We cannot, however, evaluate whether or when an order regarding our application for the relief requested may be granted.

We have also designed our Stock Plan with the intention that awards made thereunder generally will qualify as performance-based compensation under Section 162(m) of the Code, but we reserve the right to pay amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time.  Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer), to the extent that compensation exceeds $1 million per covered officer in any fiscal year.  However, if compensation qualifies as performance-based, the limitation does not apply.

Our status for federal income taxes purposes as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a much less important factor for the Committee to consider than it would be if we were an operating company.  The Company presently has more operating expenses than it can deduct for tax purposes, even before equity compensation.  As a regulated investment company, the Company cannot, however, deduct operating expenses from its long-term capital gains, which are its most significant form of income.  In addition, under Subchapter M of the Code, the Company cannot carry forward or backward any unused operating expenses from one year to future or prior tax years.

Compensation Components

The principal elements of our executive compensation program for 2010 were base salary, bonus, equity and other benefits and perquisites.  The Committee believes that each element is essential to achieve the Company’s objectives as set forth above.  The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining the Company’s competitiveness to attract and retain high-quality employees.

Base Salaries.  We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary.  We review base salaries for our named executive officers annually.  In 2010, the Committee compared salary ranges for all executive officers against the Referenced Group.  Base salaries are generally adjusted annually for inflation and also based on changes in the marketplace and an executive’s individual performance, salary position among peers, career growth potential and/or a change in responsibilities.  All of the Managing Directors and Ms. Forman are paid the same base salary.  In the future, the Committee may increase the base salary of the Chief Executive Officer and President/Chief Financial Officer, based on data from the independent compensation consultant that the base salaries for these individuals are below market comparables.

None of the named executive officers received salary increases in 2010.  Other than cost of living adjustments of $3,700, there presently are no contemplated increases in base salary for any of the named executive officers in 2011.

Bonuses.  We have been informed by the Committee’s independent compensation consultant that historically our overall compensation has not always been competitive for our named executive officers when we have not paid bonuses.  If the named executive officers do not receive sufficient cash from base salary in a given year to provide market-competitive total compensation, as determined by the Committee and based on advice from the independent compensation consultant, the Committee may pay the named executive officers cash bonuses, subject to individual performance.  In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation.  We believe this strategy has provided management with the greatest flexibility in managing expenses.

In 2010, Messrs. Jamison, Wolfe, Andreev and Janse, and Ms. Forman, the named executive officers, each received a bonus of $70,000, $60,000, $50,000, $0 and $30,000, respectively.  Mr. Janse did not receive a bonus based on his decision to leave the Company as of January 1, 2011.  In the future, based on market conditions, our cash position and the size of our assets, the Committee may exercise its discretion to (1) award additional bonuses based on individual employee performance or for retention purposes, or (2) not award bonuses that make total compensation market competitive.

Equity Incentive Awards. In 2010, we provided the opportunity for our named executive officers and other employees to earn equity incentive awards in the form of long-term stock options with an expiration period of five years.  Long-term equity incentive awards provide employees with the incentive to stay with us for long periods of time, which in turn provides us with greater stability.  Equity incentive awards are meant to substitute for carried interest that our investment professionals would receive were they employed by private-sector venture capital firms, which typically pay at least 20 percent of profits before any taxes.  Further, that carried interest is usually in the form of long-term capital gains, not ordinary income.  Therefore, the Committee annually reviews the implementation of the Stock Plan to ensure that there are enough options vesting over time so that our named executive officers are compensated competitively in the event that the Company’s portfolio companies have exit opportunities through IPOs or acquisitions.

Equity incentive awards in the form of options also potentially generate cash for the Company that can be used for portfolio company investments and for working capital.  Finally, equity incentive awards permit each executive officer to increase his/her ownership in Company stock pursuant to minimum share ownership guidelines established by our Board.  In 2011, we anticipate that equity incentive awards will continue to be long-term options with an expiration period of five years.

Since the Stock Plan was adopted in 2006 through December 31, 2010, 2,403,037 stock options, or approximately 50 percent of vested stock options, expired unexercised for the named executive officers.  By expiring unexercised, these 2,403,037 stock options resulted in no cash compensation or increased ownership in the Company by their recipients.  Additionally, shareholders were not diluted by these 2,403,037 stock options.  The expenses accrued for these stock options in current and previous fiscal periods were not realized by the Company.

Awards Under the Stock Plan

In accordance with the Stock Plan, which was approved by shareholders at the 2006 Annual Meeting of Shareholders, the Committee can issue options from time to time for up to 20 percent of the total shares of stock issued and outstanding.  Thus, the number of shares of stock able to be reserved for the grant of awards under the Stock Plan will automatically increase (or decrease) with each increase (or decrease) in the number of shares of stock issued and outstanding.  The Board may increase the number of shares reserved for stock option grants (currently 5,171,915, or 16.7 percent of our issued and outstanding shares) from time to time as the number of outstanding shares increases.  The Committee may grant awards under the Stock Plan to the full extent permitted at the time of each grant in order to compete with the Referenced Group to retain the specially qualified and trained personnel that have been carefully recruited and developed for the Company’s specialized business.  Because our primary competitors are organized as private partnerships, they can afford for cash compensation to be a large percentage of their total expenses.  Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains.  They also, unlike us, are permitted to grant their employees co-investment rights.

Under the Stock Plan, no more than 25 percent of the shares of stock reserved for the grant of the awards under the Stock Plan may be restricted stock awards at any time during the term of the Stock Plan.  If any shares of restricted stock are awarded, such awards will reduce on a percentage basis the total number of shares of stock for which options may be awarded.  If we do not receive exemptive relief from the SEC to issue restricted stock, all shares granted under the Stock Plan must be subject to stock options.  If we were to receive such exemptive relief and were to issue the full 25 percent of the shares of stock reserved for grant under the Stock Plan as restricted stock, no more than 75 percent of the shares granted under the Stock Plan could be subject to stock options.  No more than 1,000,000 shares of our common stock may be made subject to awards under the Stock Plan to any individual in any year.

On March 18, 2010, and May 12, 2010, the Committee and the full Board of Directors of the Company approved grants of individual Non-Qualified Stock Option (“NQSO”) awards for certain officers and employees of the Company.  The terms and conditions of the stock options granted were set forth in award agreements between the Company and each award recipient entered into on those dates.  Options to purchase a total of 150,000 shares of stock were granted on March 18, 2010, with vesting periods ranging from March 18, 2011, to March 18, 2013, and with an exercise price of $4.75, which was the closing price of our shares of common stock as quoted on the Nasdaq Global Market on March 18, 2010.  Options to purchase a total of 150,000 shares of stock were granted on May 12, 2010, with vesting periods ranging from May 12, 2011, to May 12, 2013, and with an exercise price of $4.84, which was the closing price of our shares of common stock as quoted on the Nasdaq Global Market on May 12, 2010.  The awards may become fully vested and exercisable prior to the date or dates in the vesting schedule if the Board of Directors accepts an offer for the sale of all or substantially all of the Company’s assets.  Upon exercise, the shares would be issued from our previously authorized but unissued shares.

In 2010, the Committee granted the same number of stock options to each of the Managing Directors regardless of any other corporate duties that an individual Managing Director may have had.  Ms. Forman receives a smaller number of options than the Managing Directors.

The number of options per employee and the vesting and expiration dates were originally proposed by the independent consultant after conversations with the Chairman of the Committee and input from the Chief Executive Officer.  All awards granted to executive officers vest subject to continued employment with the Company through each applicable vesting date, except for certain retirees.  All stock option awards to the named executive officers will be subject to share ownership guidelines (as described below on page 34).

On June 2, 2010, the Company announced that the Compensation Committee cancelled its meetings scheduled previously for the purpose of awarding stock options pursuant to the Stock Plan in 2010, and that it will not award stock options for at least one year from the date of the announcement.  The Compensation Committee also decided that any future grants of options will not be awarded at a price below net asset value per share.

In 2011, the Committee plans to give one grant to executive officers if the decision is made to resume options grants.  We do not time stock option grants in coordination with the release of material, non-public information, nor do we time the release of material, non-public information for the purpose of affecting the value of executive compensation.  All Committee meetings for the purpose of granting options are generally scheduled at the end of each year for the next year’s grants.

Option grants in 2010 were not subject to performance goals.  Other than stock options being tied to stock price, no other items of corporate performance were taken into account at the time of grant because of the difficulty of determining annual performance metrics.  Business development companies like us do not report earnings per share; moreover, write-downs and write-offs of investments are an expected part of our risk-seeking strategy, and it is not uncommon for even our most successful investments to take years to come to fruition.  The Committee may create performance goals for the vesting of restricted stock (subject to receipt of an exemptive order).  If performance goals are used in the future, the Board will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives.  Generally Accepted Accounting Principles (“GAAP”), require us to record the fair value of equity awards on the date of grant as a component of equity.  We account for the Stock Plan in accordance with GAAP, which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the Consolidated Statement of Operations over the vesting period with a corresponding increase to our additional paid-in capital.  The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value.  Thus, the granting of options is expected to have no net impact on our net asset value.  If and when the options are exercised, the net asset value per share will be decreased if the net asset value per share at the time of exercise is higher than the exercise price, and increased if the net asset value per share at the time of exercise is lower than the exercise price.  As a result, although we consider the accounting treatment of granting options, we do not regard the accounting treatment to be a dominant factor in the form and/or design of awards.

Additionally, we do not record tax benefits associated with expensing of stock options, because we intend to qualify as a regulated investment company under Subchapter M of the Code.  As a regulated investment company, we cannot use all of our existing operating expenses for tax purposes.

Benefits and Perquisites.  We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, which consist of life and health insurance benefits, reimbursement for certain medical expenses and gym membership fees. We also offer participation in our defined contribution 401(k) plan.  For the year ended December 31, 2010, the Committee approved a 401(k) plan match of 100 percent of employee contributions up to the annual maximum of $16,500 (or $22,000 for employees age 50 or over).  In 2010, our executive officers, including our Chief Executive Officer, Mr. Jamison, received the same benefits and perquisites as our full-time administrative employees.  None of our named executive officers are currently entitled to any non-qualified deferred compensation benefits.

Compensation Mix

In 2010, base salary represented 76 percent of the Managing Directors’ (including the Chief Executive Officer’s) total compensation (other than for Mr. Janse who did not receive a bonus).  On average, at least 24 percent of 2010 annual compensation for the Company’s named executive officers is the fair value of stock options grants and therefore, is at risk of not resulting in any actual cash compensation for the named executive officer.  This percentile is lower than in 2009 and 2008 owing to the Committee’s decision to cancel some of its meetings scheduled previously for the purpose of awarding stock options in 2010.

10b5-1 Plans

We have established a policy of permitting our officers to enter into trading plans to sell shares of our common stock in accordance with Rule 10b5-1 under the 1934 Act.  The policy allows our participating officers to adopt pre-arranged stock trading plans to sell pre-determined amounts of our common stock primarily through cashless exercise of stock options over a period of time, after an appropriate waiting period from when the employee entered into the plan.  Our participating officers may only enter into 10b5-1 plans during an “open window,” (i.e., when we have no material non-public information).  In general, at a maximum, these potential open windows occur several days after the filing of our Form 10-K or 10-Q until the end of the next fiscal quarter.  Accordingly, employees may not enter into 10b5-1 plans or purchase shares in the open market during any closed window.  We generally do not permit our employees to sell shares of our common stock either purchased in the open market or retained through the exercise of stock options pursuant to our Share Ownership Guidelines until they meet substantial share ownership thresholds discussed below under “Share Ownership Guidelines.”  This 10b5-1 trading policy was established in recognition of the liquidity and diversification objectives of our officers, including enabling our officers to sell certain shares of our common stock (shares they acquire upon exercise of stock options, to pay for the exercise of options, to provide for taxes triggered by the exercise of options and to generate cash from the exercise of options).

Share Purchase Plan

On March 11, 2010, the Board of Directors approved the Harris & Harris Group, Inc., Employee Stock Purchase Plan (the “ESPP”).  The ESPP was adopted to encourage stock ownership in the Company by employees, thus giving them a proprietary interest in the Company’s performance.  The ESPP will allow employees to buy shares of the Company in the open market up to four times per year, at the closing price on the Nasdaq Global Market using post-tax payroll deductions.

The sole purpose of the ESPP is to facilitate the ability of employees to increase their ownership in the Company.  Employees are not always permitted to buy shares in the open market owing to short-swing trading restrictions.  Employees are generally prohibited from buying shares in the open market if they have 10b5-1 trading plans in place and during any black out periods (i.e., when Company shares are in restricted periods for employees).  Employees who have 10b5-1 plans in place are limited in the number of shares they can purchase.  Acquisitions under the ESPP will be exempt from the short-swing trading rules so employees will be able to purchase shares at set times regardless of whether the Company is in a blackout period or whether the individual has a separate 10b5-1 trading plan in place for sales of shares.

The ESPP will be administered by the Committee, which may select an administrator to whom its duties may be delegated.  The ESPP administrator has the authority under the ESPP to promulgate such rules and regulations as it deems necessary for the proper administration of the ESPP, to interpret the ESPP and make all other determinations necessary for plan administration.

A participant may withdraw from participation under the Plan at any time not less than 20 days prior to commencement of the next purchase period by giving written notice to the Company.  Such participant’s participation in future purchases under the ESPP will thereupon be automatically terminated.  A participant may re-enroll in the ESPP, but no purchases will take place until the next purchase period, which will be after the end of the next calendar quarter.

Internal Pay Equity

In 2010, the Committee discussed the internal pay equity of the named executive officers.  The Committee noted that our investment professionals work together as a team rather than as a collection of individuals, which has been the basis for the Committee's decision to pay all Managing Directors identically, regardless of any other corporate duties, such as Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer.  This teamwork was particularly important to reinforce after the retirement in 2008 of Charles E. Harris, our founder and former Chief Executive Officer.  However, now that the Chief Executive Officer transition is complete and based on comparables as provided by Johnson & Associates, the independent compensation consultant, the Committee plans to differentiate the CEO and CFO roles going forward to be more in line with the data from the independent compensation consultant as compared with the Referenced Group.  In 2010, this differentiation commenced with Mr. Jamison, our CEO, and Mr. Wolfe, our President/CFO, receiving slightly larger bonuses than the other Managing Director.  In the future, the Committee may seek to bring our CEO and President/CFO’s total compensation more in line with the data provided by the independent compensation consultant.

The Committee also noted that Ms. Forman's base salary was on parity with the Managing Directors to make her compensation competitive based on her 1940 Act specialty and her management role in the Company as General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary.  The Committee further noted that the Managing Directors should receive more stock options than other employees based on their income-generating role and to keep their total compensation competitive with the Referenced Group.

Share Ownership Guidelines

Officers:

Each named executive officer may establish a 10b5-1 plan to exercise and sell (through a cashless exercise) up to 95 percent of the options granted to that individual in each grant by the Board of Directors.  The remaining five percent of these options must be retained.  For example, if an officer sells 9,500 shares in a cashless exercise, he or she must use a portion of the net proceeds received to exercise and hold 500 shares.  Our Managing Directors are also encouraged to use some portion of their cash proceeds obtained from the exercise of options and sale of the underlying shares to retain shares above the minimum retention requirement.

Each named executive officer is subject to this retention requirement until such time as he or she meets a minimum share ownership percentage level.  For the Managing Directors, the share ownership percentage level is 2.5 percent of the total shares issued and outstanding.  For other deal team members (including the General Counsel) the percentages are a smaller percentage of the issued and outstanding shares based on the number of options granted as compared with the number granted to the Managing Directors.  In 2010, the named executive officers collectively increased their ownership by 31,881 shares by buying in the open market and through the exercise of stock options.  As of March 16, 2011, none of the named executive officers has met the minimum share ownership requirements.

Directors:

The Board of Directors believes that the Company's directors should also own and hold shares of common stock of the Company to further align their interests and actions with interests of the Company's shareholders.  Members of the Board of Directors who are not also officers of the Company are encouraged to buy shares of the Company's common stock with an appropriate percentage (as determined by each director) of the fees received for their service on the Board or Board committees, and to hold those shares as long as they serve on the Board.  In order to facilitate these acquisitions, the Company assists in establishing a brokerage account in each director’s name at a brokerage firm approved by the applicable director.  The Company obtains from each director on an annual basis a participation election that will identify the percentage, if any, of the director’s fees for services (including the retainer) that he or she directs to be used to purchase shares of the Company’s stock on the open market.  The Company deposits such amounts in the applicable director’s broker account at the time that fees are paid.  The Company, the broker and the directors work together to take all actions necessary such that the purchases of Company shares are made in accordance with the requirements of Rule 10b5-1 under the 1934 Act.  In 2010, the non-employee directors collectively bought 36,637 shares in the open market.

Remuneration of Named Executive Officers

2010 Summary Compensation Table

The following table sets forth a summary for the years ended December 31, 2010, December 31, 2009, and December 31, 2008, of the cash and non-cash compensation paid to our named executive officers.  The primary elements of each named executive officer's total compensation reported in the table are base salary, bonus and equity incentives consisting of stock options.  The Summary Compensation Table should be read in conjunction with the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)(7)
Douglas W. Jamison Chairman, Chief Executive Officer and a Managing Director(1)	2010 2009 2008	288,335 288,335 274,770	70,000 50,000 75,000	112,455 263,826 1,007,093	0 0 0	0 0 0	16,626(4) 16,624(4) 15,622(4)	487,416 618,785 1,372,485
Daniel B. Wolfe President, Chief Operating Officer, Chief Financial Officer and a Managing Director (2)	2010 2009 2008	288,335 288,335 274,770	60,000 50,000 75,000	112,455 263,826 1,007,093	0 0 0	0 0 0	16,612(4) 16,611(4) 15,611(4)	477,402 618,772 1,372,474
Alexei A. Andreev Managing Director, Executive Vice President	2010 2009 2008	288,335 288,335 274,770	50,000 50,000 75,000	112,455 263,826 1,007,093	0 0 0	0 0 0	16,500(5) 16,500(5) 15,500(5)	467,290 618,661 1,372,363
Michael A. Janse Managing Director, Executive Vice President	2010 2009 2008	288,335 288,335 274,770	0 50,000 75,000	112,455 263,826 1,007,093	0 0 0	0 0 0	40,528(6) 16,500(5) 15,500(5)	441,318 618,661 1,372,363
Sandra M. Forman General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary	2010 2009 2008	288,335 288,335 274,770	30,000 30,000 75,000	66,150 148,038 593,453	0 0 0	0 0 0	16,637(4) 16,626(4) 15,613(4)	401,122 482,999 958,836

(1)	Mr. Jamison was the President, Chief Operating Officer and a Managing Director in 2008.
(2)	Mr. Wolfe was the Chief Financial Officer and a Managing Director in 2008.
(3)
The figures in this column do not represent amounts actually paid to the named executive officers, but represent the GAAP-based grant date fair value for all options granted in 2010, 2009 and 2008, respectively.  We use the Black-Scholes and Lattice models to calculate compensation cost under GAAP.  You may find more information about the assumptions we use in the Black-Scholes and Lattice models under “Fair Valuation of Option Awards.”  These options may or may not be actually exercised prior to their expiration dates.

(4)
Amounts reported for 2010, 2009 and 2008, represent our contributions to the Harris & Harris Group, Inc. 401(k) Plan ($16,500 for 2010) and group term life insurance premiums paid on behalf of the named executive.  The named executives did not earn any other compensation reportable in this column for 2010 that met the threshold reporting requirements.

(5)
Amounts reported for 2010, 2009 and 2008, represent our contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan.  The named executives did not earn any other compensation reportable in this column for 2010 that met the threshold reporting requirements.

(6)
The amounts reported for Mr. Janse for 2010 represent a severance payment of $24,028 and $16,500 in employer contributions to the Harris & Harris Group 401(k) Plan.  Mr. Janse resigned his position with the Company effective January 1, 2011, and his severance payment was made on January 15, 2011.  Mr. Janse did not earn any other compensation reportable in this column for 2010 that met the threshold reporting requirements.

(7)	Includes grant fair value for options that may or may not be actually exercised prior to their expiration date.

2010 Cash Compensation Table

As required by federal proxy rules, the amounts listed in the Option Awards column of the Summary Compensation Table above are not actual amounts paid to the named executive officers, but represent the GAAP-based grant date fair value of options granted in 2010, 2009 and 2008.  To reflect the amount of actual income for each named executive officer received in a particular year, in the supplemental table below we have removed the Option Awards column and added a column for Options Exercised, which represents the taxable income for options exercised.  Amounts in the Options Exercised column include total cash value earned before the named executive officer satisfied the Company's retention requirements.  The 2010 Cash Compensation Table, which is not required by the federal proxy rules, should be read in conjunction with the Summary Compensation table, the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Value Realized on Option Exercises ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas W. Jamison Chairman, Chief Executive Officer and a Managing Director	2010 2009 2008	288,335 288,335 274,770	70,000 50,000 75,000	0 0 0	0 0 0	0 0 0	16,626 16,624 15,622	374,961 354,959 365,392
Daniel B. Wolfe President, Chief Operating Officer, Chief Financial Officer and a Managing Director	2010 2009 2008	288,335 288,335 274,770	60,000 50,000 75,000	0 135,552 0	0 0 0	0 0 0	16,612 16,611 15,611	364,947 490,498 365,381
Alexei A. Andreev Managing Director, Executive Vice President	2010 2009 2008	288,335 288,335 274,770	50,000 50,000 75,000	0 16,582 0	0 0 0	0 0 0	16,500 16,500 15,500	354,835 371,417 365,270
Michael A. Janse Managing Director, Executive Vice President	2010 2009 2008	288,335 288,335 274,770	0 50,000 75,000	13,834 14,497 0	0 0 0	0 0 0	40,528 16,500 15,500	342,697 369,332 365,270
Sandra M. Forman General Counsel, Chief Compliance Officer, Director of Human Resources and Corporate Secretary	2010 2009 2008	288,335 288,335 274,770	30,000 30,000 75,000	0 75,324 0	0 0 0	0 0 0	16,637 16,626 15,613	334,972 410,285 365,383

Fair Valuation of Option Awards

The fair value of each stock option award is estimated on the date of grant generally using the Black-Scholes option pricing model as permitted by GAAP.  The stock options were awarded in five different grant types, each with different contractual terms.  The assumptions used in the calculation of fair value using the Black-Scholes model for grants in 2010 were as follows:

		Number	Expected	Expected	Expected	Risk-free	Fair
	Option	of Options	Term	Volatility	Dividend	Interest	Value
Type of Award	Term	Granted	in Yrs	Factor	Yield	Rate	Per Share

Non-qualified stock options	5 Years	300,000	3.5	Ranging from 62.3% to 63.1%	0%	Ranging from 1.64% to 1.77%	Ranging from $2.20 to $2.21

Total		300,000

An option's expected term is the estimated period between the grant date and the exercise date of the option.  As the expected-term period increases, the fair value of the option and the compensation cost will also increase.  The expected-term assumption is generally calculated using historical stock option exercise data.  The Company does not have historical exercise data to develop such an assumption.  In cases where companies do not have historical data and where the options meet certain criteria, SEC Staff Accounting Bulletin 107 (“SAB 107”) provides the use of a simplified expected-term calculation.  Accordingly, the Company calculated the expected terms using the SAB 107 simplified method.

Expected volatility is the measure of how the stock's price is expected to fluctuate over a period of time.  An increase in the expected volatility assumption yields a higher fair value of the stock option.  Expected volatility factors for the stock options were based on the historical fluctuations in the Company's stock price over a period commensurate with the expected term of the option, adjusted for stock splits and dividends.

The expected-dividend yield assumption is traditionally calculated based on a company's historical dividend yield.  An increase to the expected-dividend yield results in a decrease in the fair value of the option and resulting compensation cost.  Although the Company has declared deemed dividends in previous years, most recently in 2005, the amounts and timing of any future dividends cannot be reasonably estimated.  Therefore, for purposes of calculating fair value, the Company has assumed an expected-dividend yield of 0 percent.

The risk-free interest rate assumptions are based on the annual yield on the measurement date of a zero-coupon U.S. Treasury bond, the maturity of which equals the option's expected term.  Higher assumed interest rates yield higher fair values.

2010 Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards* ($/Sh)	Grant Date Fair Value of Option Awards
Douglas W. Jamison	March 18, 2010 May 12, 2010	25,500 25,500	$4.75 $4.84	$56,100 56,355
Daniel B. Wolfe	March 18, 2010 May 12, 2010	25,500 25,500	$4.75 $4.84	56,100 56,355
Alexei A. Andreev	March 18, 2010 May 12, 2010	25,500 25,500	$4.75 $4.84	56,100 56,355
Michael A. Janse	March 18, 2010 May 12, 2010	25,500 25,500	$4.75 $4.84	56,100 56,355
Sandra M. Forman	March 18, 2010 May 12, 2010	15,000 15,000	$4.75 $4.84	33,000 33,150
*Equals the closing price on the day of grant.

Options to purchase a total of 150,000 shares of stock were granted with vesting periods ranging from March 18, 2011, to March 18, 2013, and with an exercise price of $4.75, which was the closing price of our shares of common stock as quoted on the Nasdaq Global Market on March 18, 2010.  These options expire on March 18, 2015.

Options to purchase a total of 150,000 shares of stock were granted on May 12, 2010, with vesting periods ranging from May 12, 2011, to May 12, 2013, and with an exercise price of $4.84, which was the closing price of our shares of common stock as quoted on the Nasdaq Global Market on May 12, 2010.  These options expire on May 12, 2015.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2010.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Douglas W. Jamison	June 26, 2006 Mar. 19, 2008 Aug. 13, 2008 Mar. 18, 2009 Mar. 18, 2009 May 13, 2009 May 13, 2009 Nov. 11, 2009 Mar. 18, 2010 May 12, 2010	38,320 36,276 99,842 48,758 16,252 29,325 2,444 9,775 0 0	39,564(1) 36,274(2) 99,840(3) 0 0 0 7,331(4) 29,325(5) 25,500(6) 25,500(7)	10.11 6.18 6.92 3.75 3.75 4.46 4.46 4.49 4.75 4.84	June 26, 2016 Dec. 27, 2017 Dec. 27, 2017 Mar.18, 2011 Mar. 18, 2019 May 13, 2011 May 13, 2019 Nov. 11, 2014 Mar. 18, 2015 May 12, 2015
Daniel B. Wolfe	June 26, 2006 Mar. 19, 2008 Aug. 13, 2008 Mar. 18, 2009 May 13, 2009 May 13, 2009 Nov. 11, 2009 Mar. 18, 2010 May 12, 2010	46,858 36,276 99,842 13,585 29,325 2,444 9,775 0 0	39,564(1) 36,274(2) 99,840(3) 0 0 7,331(4) 29,325(5) 25,500(6) 25,500(7)	10.11 6.18 6.92 3.75 4.46 4.46 4.49 4.75 4.84	June 26, 2016 Dec. 27, 2017 Dec. 27, 2017 Mar. 18, 2019 May 13, 2011 May 13, 2019 Nov. 11, 2014 Mar. 18, 2015 May 12, 2015
Alexei A. Andreev	June 26, 2006 Mar. 19, 2008 Aug. 13, 2008 Mar. 18, 2009 Mar. 18, 2009 May 13, 2009 May 13, 2009 Nov. 11, 2009 Mar. 18, 2010 May 12, 2010	42,408 36,276 99,842 42,662 14,918 29,325 2,444 9,775 0 0	39,564(1) 36,274(2) 99,840(3) 0 0 0 7,331(4) 29,325(5) 25,500(6) 25,500(7)	10.11 6.18 6.92 3.75 3.75 4.46 4.46 4.49 4.75 4.84	June 26, 2016 Dec. 27, 2017 Dec. 27, 2017 Mar.18, 2011 Mar. 18, 2019 May 13, 2011 May 13, 2019 Nov. 11, 2014 Mar. 18, 2015 May 12, 2015
Michael A. Janse	June 26, 2007 Mar. 19, 2008 Aug. 13, 2008 Mar. 18, 2009 Mar. 18, 2009 May 13, 2009 May 13, 2009 Nov. 11, 2009	39,564 36,276 99,842 24,881 14,918 29,325 2,444 9,775	0 0 0 0 0 0 0 0	11.11 6.18 6.92 3.75 3.75 4.46 4.46 4.49	June 26, 2016 Dec. 27, 2017 Dec. 27, 2017 Mar.18, 2011 Mar. 18, 2019 May 13, 2011 May 13, 2019 Nov. 11, 2014
Sandra M. Forman	June 26, 2006 Mar. 19, 2008 Aug. 13, 2008 Mar. 18, 2009 May 13, 2009 May 13, 2009 Nov. 11, 2009 Mar. 18, 2010 May 12, 2010	42,273 21,766 58,480 9,075 16,500 1,375 5,500 0 0	39,564(1) 21,764(2) 58,479(3) 0 0 4,125(4) 16,500(5) 15,000(6) 15,000(7)	10.11 6.18 6.92 3.75 4.46 4.46 4.49 4.75 4.84	June 26, 2016 Dec. 27, 2017 Dec. 27, 2017 Mar.18, 2019 May 13, 2011 May 13, 2019 Nov. 11, 2014 Mar. 18, 2015 May 12, 2015

(1)	Options vest in four equal installments on June 26, 2011, June 26, 2012, June 26, 2013, and June 26, 2014.
(2)	Options vest in two equal installments on March 19, 2011 and March 19, 2012.
(3)	Options vest in two equal installments on August 13, 2011 and August 13, 2012.
(4)	Options vest in three equal installments on May 13, 2011, May 13, 2012, and May 13, 2013.
(5)	Options vest two thirds on November 11, 2011 and the remaining one third on November 11, 2012.
(6)	Options vest 25 percent on March 18, 2011, 50 percent on March 18, 2012 and the remaining 25 percent on March 18, 2013.
(7)	Options vest 25 percent on May 12, 2011, 50 percent on May 12, 2012 and the remaining 25 percent on May 12, 2013.

2010 Option Exercises and Stock Vested

The following table presents information regarding the exercises of stock options by named executive officers for the fiscal year ended December 31, 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Douglas W. Jamison	0	0
Daniel B. Wolfe	0	0
Alexei A. Andreev	0	0
Michael A. Janse	18,571	13,834
Sandra M. Forman	0	0

2010 Pension Benefits

The following table presents information about the pension benefits attributable to the named executive officers as of December 31, 2010, and any pension benefit payments to them during 2010.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Douglas W. Jamison	Executive Mandatory Retirement Benefit Plan	5	0	0
Daniel B. Wolfe	Executive Mandatory Retirement Benefit Plan	2	0	0

(1)	Represents the number of years as Chief Executive Officer and/or President, and does not represent the number of years employed in other positions at the Company.

In order to plan for eventual management succession, the Company maintains the Executive Mandatory Retirement Benefit Plan for individuals who are employed by us in a bona fide executive or high policy-making position.  There are currently two named executive officers serving in positions that qualify under the plan: Douglas W. Jamison, the Chief Executive Officer, age 41, and Daniel B. Wolfe, the President, age 34.  Under this plan, mandatory retirement takes place effective December 31 of the year in which the eligible individuals attain the age of 65.  On an annual basis beginning in the year in which the designated individual attains the age of 65, a committee of the Board consisting of non-interested directors may determine for our benefit to postpone the mandatory retirement date for that individual for one additional year.

Under applicable law prohibiting discrimination in employment on the basis of age, we can impose a mandatory retirement age of 65 for our executives or employees in high policy-making positions only if each employee subject to the mandatory retirement age is entitled to an immediate retirement benefit at retirement age of at least $44,000 per year.  The benefits payable at retirement to Mr. Harris and Mr. Melsheimer under our existing 401(k) plan did not equal this threshold.  The Executive Mandatory Retirement Plan was established to provide the difference between the benefit required under the age discrimination laws and that provided under our existing plans.  For individuals retiring after January 1, 2009, the benefit under the plan will be paid within 60 days after the participant's separation from service.

The present value of accumulated benefits amount reported in the table above was calculated in accordance with GAAP.  Several statistical and other factors that attempt to anticipate future events are used in calculating the expense and liability values related to our pension plan.  These factors include a discount rate assumption of 5.75 percent and use of the 94GAM mortality table.  The calculation also assumes that the benefit is earned uniformly over the employees' careers.

Potential Payments upon Termination or Change in Control

None of our executive officers has a change in control agreement.  All stock option award agreements executed in 2009 and 2010 contained a provision that if the Board of Directors accepts an offer for the sale of all or substantially all of the Company's assets, the stock options would vest immediately.  Other than this provision in prior stock option award agreements, none of our executive officers is entitled to any special payments solely upon a change in control.  See “2010 Grants of Plan-Based Awards” for the grant date fair value of all such stock option awards granted in 2010.

The Company maintains a Medical Benefit Retirement Plan.  The coverage is secondary to any government or subsequent employer-provided health-insurance plans.  The annual premium cost to us with respect to the entitled retirees was $29,038 for 2010.  The stock options of retirees who qualify for the Medical Benefit Retirement Plan will remain exercisable (to the extent exercisable at the time of the optionee's termination) post retirement until the expiration of their term, subject to certain conditions, if such retiree executes a post-termination non-solicitation agreement, in a form reasonably acceptable to the Company.  None of the named executive officers were eligible for coverage under the plan as of December 31, 2010.

None of the named executive officers are entitled to severance or other benefits upon death, disability or other separation from the Company, except through disability insurance.

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the year ended December 31, 2010.  During 2010, we did not grant any stock option awards or pay or accrue any pension or retirement benefits for our non-employee directors.

2010 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	39,000	0		39,000
Dr. C. Wayne Bardin	31,500	0		31,500
Dr. Phillip A. Bauman	33,000	0		33,000
G. Morgan Browne	37,500	0		37,500
Dugald A. Fletcher	48,000	0		48,000
Lucio L. Lanza(1)	8,129	0		8,129
Charles E. Ramsey	33,000	0		33,000
James E. Roberts	40,500	0		40,500
Richard P. Shanley	42,000	0		42,000

Interested Directors:
Douglas W. Jamison(2)	0	0		0
Lori D. Pressman	15,000	20,988	(3)	35,988
——————————
(1)	Mr. Lanza was appointed to the Board on August 5, 2010.

(2)	Mr. Jamison does not receive additional compensation as a Director. Refer to the “2010 Summary Compensation Table” for details of Mr. Mr. Jamison's compensation for 2010.

(3)
Represents payment for consulting services.  Ms. Pressman may be considered an “interested person” because of consulting work performed for us.  In 2010, Ms. Pressman was paid $12,512 for consulting work for Enumeral Biomedical Corp., one of our portfolio companies.  She did not perform consulting work for any of our portfolio companies in 2009.  Ms. Pressman's total compensation paid by us and our portfolio companies for the last two fiscal years is $91,293.

There are no outstanding option awards to outside directors.

The directors who are not officers receive $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting they attend, and a monthly retainer of $750.  Each non-employee committee Chairman receives an additional monthly retainer of $250.  The Lead Independent Director receives an additional monthly retainer of $500.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 2)

PricewaterhouseCoopers LLP (“PwC”) has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2011.  This selection is subject to ratification or rejection by the shareholders of the Company.  The Company knows of no direct or indirect financial interest of PwC in the Company.

Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Fees Paid to PwC for 2010 and 2009

PwC performed various audit and other services for us during 2010 and 2009.  The following table presents a summary of the 2010 and 2009 fees billed by PwC:

	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2009
Audit Fees	$357,710	$360,000
Audit-Related Fees	0	70,000
Tax Fees	35,000	35,000
All Other Fees	1,633	1,626
TOTAL FEES:	$394,343	$466,626

Audit Fees

Audit fees include fees for professional services rendered by PwC, in connection with its annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance.  These services included assistance regarding federal, state and local tax compliance, including tax-return preparation.

All Other Fees

All other fees would include fees for products and services other than the services reported above.  In 2009 and 2010, these services include an accounting research tool licensed from PwC.

The Audit Committee has determined that the provision of non-audit services that were provided during 2010 is compatible with maintaining PwC's independence in performing audit services for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of PwC as the independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the Company’s shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the section titled “Compensation Discussion & Analysis” and the accompanying tabular and narrative disclosure in this Proxy Statement.  Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Harris & Harris Group, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion & Analysis section and the accompanying tabular and narrative disclosure set forth in the Proxy Statement for this Annual Meeting.”

As described in the section titled “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, motivate and retain employees by providing market-competitive compensation while preserving company resources in order to maintain our leadership position as a venture capital firm specializing in nanotechnology and microsystems.  Shareholders are urged to read the Compensation Discussion & Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.  The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company’s shareholders and encourages all shareholders to vote their shares on this matter.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal No. 4)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the Company’s shareholders the opportunity to cast an advisory vote on whether a non-binding shareholder resolution to approve the compensation of the Company’s named executive officers should occur every one, two or three years. Under new SEC rules, shareholders shall also have the option to abstain from voting on the matter.  The Board recommends that shareholders vote to hold an advisory vote on executive compensation every three years, or a triennial vote.

The Board of Directors has determined that an advisory shareholder vote on executive compensation every three years is the best approach for the Company and its shareholders for a number of reasons.  First, the Board believes that a triennial vote complements our goal to create a compensation program that enhances long-term shareholder value.  As described in the section titled “Compensation Discussion & Analysis,” the nature of making venture capital investments in early-stage companies, most of which are currently privately held, and executive compensation and its relationship with financial performance, including the Company’s stock price, must be considered in the context of the long-term nature of the business.  At December 31, 2010, from first dollar in, the average and median holding periods for these 32 investments were 4.9 years and 4.7 years, respectively.  Historically, as measured from first dollar in to last dollar out, the average and median holding periods for the 58 investments we have exited were 3.9 years and 3.3 years, respectively.  Accordingly, our executive compensation program is designed to motivate executives to achieve the long-term goal of building value in our portfolio companies over a number of years.

Second, in the venture capital industry, even when a portfolio of early-stage, high-technology venture capital investments proves to be profitable over the portfolio's lifetime, it is common for the portfolio's value to undergo a so-called “J-curve” valuation pattern.  This means that when reflected on a graph, the portfolio’s valuation would appear in the shape of the letter “J,” declining from the initial valuation prior to increasing in valuation.  This J-curve valuation pattern results from write-downs and write-offs of portfolio investments that appear to be unsuccessful, prior to write-ups for portfolio investments that prove to be successful.  Because early-stage companies typically have negative cash flow and are by their nature inherently fragile, a valuation process can more readily substantiate a loss of value than an increase in value.  Even if our venture capital investments prove to be profitable in the long run, such J-curve valuation patterns could have a significant adverse effect on our net asset value per share and the value of our common stock in the interim.

Third, the equity component of our compensation program is long term in nature.  To facilitate the creation of long-term, sustainable shareholder value and in recognition of the nature of venture capital investments, 24 percent of the value of aggregate total compensation in 2010 for the named executive officers was from the grant of long-term stock options that will only create value for employees if the stock price increases for all of our shareholders.  We believe this is more likely to happen when our portfolio companies have exit events through IPOs and M&A transactions.  A triennial vote will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with our equity compensation awards, which since 2009 have vested after a three-year period.  This time period will allow shareholders to compare the Company’s compensation program to the long-term performance of the Company.

Fourth, the Compensation Committee would similarly benefit from this longer time period between advisory votes.  Three years will give the Compensation Committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes.  In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed.  The greater time period between votes will also allow the Compensation Committee to consider various factors that impact the Company’s financial performance, shareholder sentiments and executive pay on a long-term basis.  The Board believes anything less than a triennial vote will yield a short-term mindset and detract from the long-term nature, interests and goals of the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” THREE YEARS on this proposal regarding the frequency of the shareholder vote to approve the compensation of the named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR THREE YEARS” FOR THIS PROPOSAL. NOTE:  SHAREHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION REGARDING THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this Proxy Statement.

We undertake to provide, without charge, to each shareholder as of March 16, 2011, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter.  Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling toll-free 1-877-846-9832 or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of March 16, 2011, of our securities, entitled to vote:

Investor Relations
Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, NY  10018

Submission of Shareholder Proposals

Under SEC rules, any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next Annual Meeting of Shareholders to be held in 2012 must be received in writing by the Corporate Secretary of the Company at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, New York 10018, no later than December 1, 2011, in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2012 Annual Meeting of Shareholders.

Shareholders who do not wish to follow the SEC rules for submitting a proposal must notify the Company in accordance with the provisions of the Company's Bylaws.  Under our Bylaws, nominations for director may be made only by the Board or by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Corporate Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders (i.e., between January 6, 2012, and February 5, 2012); provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.  Proposals must also comply with the other requirements contained in the Company's Bylaws.  Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's Annual Meeting of Shareholders or the date specified by the advance notice provision in our Bylaws.  Our Bylaws contain such an advance notice provision as described above.  For our Annual Meeting of Shareholders expected to be held in May of 2012, shareholders must submit such written notice to our Corporate Secretary in accordance with our advance notice provision, as described above.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Corporate Secretary.

By Order of the Board of Directors,

New York, New York
March 31, 2011	Sandra M. Forman
Corporate Secretary

HARRIS & HARRIS GROUP, INC.

1450 Broadway
New York, NY 10018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DOUGLAS W. JAMISON, DANIEL B. WOLFE and MARY P. BRADY and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders to be held on May 5, 2011, or at any postponements or adjournments thereof, to represent and to vote all the shares of common stock of Harris & Harris Group, Inc. that the undersigned is entitled to vote with all powers the undersigned would have if personally present, on the following matters as designated on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors recommends a vote "FOR" all the nominees listed in Item 1, "FOR" Items 2 and 3 and "THREE YEARS" on Item 4.

When properly executed, this proxy will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy will be voted "FOR" the nominees listed in Item 1, "FOR" Items 2 and 3, and "THREE YEARS" on Item 4.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

HARRIS & HARRIS GROUP, INC.

May 5, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.hhvc.com/financials.cfm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided. 20930304000000000000 9 050511 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS,  "FOR" PROPOSALS 2 AND 3 AND "THREE YEARS" ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1.Election of Directors: FOR ALL NOMINEES WITHHOLD Authority For all nominees for all except (See instructions below) Nominees: W. DILLAWAY AYRES, JR.O DR. PHILLIP A. BAUMAN O DUGALD A. FLETCHER O DOUGLAS W. JAMISON O LUCIO L. LANZA O LORI D. PRESSMAN O CHARLES E. RAMSEY O JAMES E. ROBERTS O RICHARD P. SHANLEY Instructions: To withhold authority to vote for any individual nominee(s), mark “for all except” and fill in the circle next to each nominee you wish to withhold, as shown here:FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3 years 2 years 1 year ABSTAIN2.           To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent            registered public accountant for the fiscal year ending December 31, 2011. 3. To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure.4. To cast an advisory vote on the frequency of shareholder votes on executive compensation.At their discretion, the Proxies are authorized to vote upon such other business, including postponements or adjournments, as may properly come before the meeting or any postponements or adjournments thereof.Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date:Signature of Shareholder  Date:Note:           Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.